Exhibit 10.4
Certain identified information has been omitted from this document because it is not material and is the type that the Company customarily and actually treats as private or confidential, and has been marked with “[***]” to indicate where omissions have been made.

26 June 2023
ASTON MARTIN LAGONDA GLOBAL HOLDINGS PLC
ATIEVA, INC.
LUCID GROUP TECHNOLOGIES, LLC
LUCID GROUP, INC.
and
ASTON MARTIN LAGONDA LIMITED

IMPLEMENTATION AGREEMENT

-i-

This Agreement is dated 26 June 2023
PARTIES:
(1)ASTON MARTIN LAGONDA GLOBAL HOLDINGS PLC, incorporated in England and Wales (registered number 11488166) and having its registered office at Aston Martin, Banbury Road, Gaydon, Warwick CV35 0DB (Aston Martin); and
(2)ATIEVA, INC., incorporated in the state of Delaware and with a place of business at 7373 Gateway Blvd, Newark, California, 94560, USA (Lucid),
each of Aston Martin and Lucid a Party and together the Parties;
(3)LUCID GROUP TECHNOLOGIES, LLC, incorporated in the state of Delaware and with a place of business at 7373 Gateway Blvd, Newark, California, 94560, USA (LGT);
(4)LUCID GROUP, INC., incorporated in the state of Delaware and with a place of business at 7373 Gateway Blvd, Newark, California, 94560, USA (Lucid Parent); and
(5)ASTON MARTIN LAGONDA LIMITED, incorporated in England and Wales (registered number 01199255) and having its registered office at Aston Martin, Banbury Road, Gaydon, Warwick CV35 0DB (AML),
the Parties, LGT, Lucid Parent and AML, each an Extended Party and together the Extended Parties.
RECITALS:
(A)Lucid has, among other things, developed certain proprietary powertrain and battery components for automobiles with an electric motor that is fully powered by batteries (a BEV), and manufactures and sells such components. Aston Martin, among other things, designs, manufactures and sells high-performance luxury sports cars.
(B)Aston Martin desires to design, manufacture and sell a BEV that incorporates Lucid’s proprietary powertrain components. Accordingly, the parties intend to enter into a commercial relationship pursuant to which: (i) they will collaborate to integrate certain of Lucid’s proprietary powertrain and battery components in Aston Martin Vehicles, and (ii) once developed, Lucid will supply such components to Aston Martin.
(C)This Agreement sets out, among other things, the Conditions that must be satisfied before such commercial relationship may be commenced, each Party’s obligations with respect to the satisfaction of such Conditions and, on satisfaction of the Conditions, the entry into the primary Operational Agreements governing the commercial relationship and certain consideration payments to be made by Aston Martin in connection therewith.
(D)The parties acknowledge that, on the date of this Agreement, Aston Martin is also entering into (a) the MBAG Irrevocable Undertaking; (b) the Yew Tree Irrevocable Undertaking; (c) the Geely Irrevocable Undertaking, and (d) the MBAG Amendment and Restatement Deed.
(E)LGT, Lucid Parent and AML are party to this Agreement solely for the purposes of Clauses 4.1 to 4.4, Clause 28, Clause 29 and Clause 30 (and, only in respect of the definitions that are used in and the interpretation of such Clauses, Clause 1), and Schedule 5. For the avoidance of doubt, no other provision of this Agreement shall apply to, or give rise to a right of, or obligation on, LGT, Lucid Parent or AML.

AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows.
1.Definitions and interpretation
This Agreement will be construed in accordance with the provisions of Schedule 1, unless provided otherwise herein.
2.Conditions
2.1The obligations of the Parties under Clause 4 of this Agreement shall be conditional on the satisfaction of each of the following conditions:
Conditions in respect of the Aston Martin shareholder meeting and circular
(a)the Circular having been approved in writing by the FCA (the Circular Condition);
(b)the passing by the requisite majorities at the General Meeting of the Shareholder Resolutions (the Shareholder Approval Condition);
(c)a valuation report pursuant to section 593 of the Act in respect of the non-cash consideration to be provided by Lucid for the allotment and issue to it of the Consideration Shares, substantially in the form set out at Schedule 3, having been obtained by Aston Martin and provided to Lucid (the Valuation Condition);
Antitrust, regulatory and contractual consents
(d)the following antitrust conditions (together, the Antitrust Conditions) having been satisfied or waived:
(i)after notification of this Agreement to the Japan Fair Trade Commission (JFTC):
(A)the JFTC has notified Lucid, the relevant member of Lucid’s Group or PIF (or their advisers) that this Agreement or any matters arising therefrom does not constitute a notifiable transaction; or
(B)the JFTC has cleared the transaction by issuing a notice that this Agreement or any matters arising therefrom will not be prohibited, on terms satisfactory to the Parties;
(ii)after any other notification that is required under Antitrust Laws or foreign investment laws has been made to any Regulatory Authority (other than the JFTC):
(A)the Regulatory Authority has notified Lucid, the relevant member of Lucid’s Group or PIF (or their advisers) that this Agreement or any matters arising therefrom does not constitute a notifiable transaction; or
(B)the Regulatory Authority has cleared the transaction by issuing a notice that this Agreement or any matters arising therefrom will not be prohibited, on terms satisfactory to the Parties; or
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(C)this Agreement or any matters arising therefrom is deemed to be cleared because the applicable waiting period pursuant applicable Antitrust Laws has expired.
No order
(e)no order, injunction, decree or other legal restraint by any Regulatory Authority shall have been entered and shall continue to be in effect and no Applicable Law shall have been adopted or be effective, in each case that, in the reasonable opinion of both Parties, prohibits, prevents, restrains or renders illegal the consummation of the transactions contemplated by this Agreement, a Supply Agreement or the Integration Agreement;
(f)no Regulatory Authority shall have commenced and not withdrawn any proceeding seeking to enjoin, restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement, a Supply Agreement or the Integration Agreement;
No material breach
(g)no Aston Martin Material Warranty Breach having occurred;
(h)no Lucid Material Warranty Breach having occurred;
(i)Aston Martin shall, in all material respects, have performed all obligations and complied with all covenants contained in this Agreement that are to be performed or complied with by Aston Martin prior to the Allotment Date; and
(j)Lucid shall, in all material respects, have performed all obligations and complied with all covenants contained in this Agreement that are to be performed or complied with by Lucid prior to the Allotment Date, together, the Conditions.
2.2The following Conditions may be waived or deemed satisfied (as applicable) at any time on or before 17.00 (London time) on the Longstop Date by written notice from Lucid to Aston Martin: Clause 2.1(g) and Clause 2.1(i).
2.3The following Conditions may be waived or deemed satisfied (as applicable) at any time on or before 17.00 (London time) on the Longstop Date by written notice from Aston Martin to Lucid: Clause 2.1(h) and Clause 2.1(j).
2.4The following Conditions may be waived or deemed satisfied (as applicable) at any time on or before 17.00 (London time) on the Longstop Date by written agreement between Lucid and Aston Martin: Clause 2.1(e) and Clause 2.1(f).
2.5If, at any time, any Party becomes aware of a fact, matter or circumstance that could reasonably be expected to prevent or delay the satisfaction of a Condition, it shall inform the other in writing of the fact, matter or circumstance as soon as reasonably practicable, except where disclosure by a Party is prevented by Applicable Law.
2.6If a Condition has not been satisfied or (if capable of waiver) waived by 17.00 (London time) on the Longstop Date, either Lucid or Aston Martin may terminate this Agreement by notice in writing to that effect to the other, provided that:
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(a)Aston Martin may not rely, either as basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement, on the failure of any of the Conditions at Clause 2.1(g) or Clause 2.1(i) to be satisfied;
(b)Lucid may not rely, either as basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement, on the failure of any of the Conditions at Clause 2.1(h) or Clause 2.1(j) to be satisfied; and
(c)without prejudice to Clause 2.6(a) or Clause 2.6(b) (as applicable), neither Lucid nor Aston Martin may rely, either as basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement, on the failure of any other Condition to be satisfied if such failure is due to the breach by such Party of any Warranty, covenant or other agreement of such Party set forth in this Agreement.
3.Satisfaction of the Conditions
Undertakings in respect of the Circular Condition and Shareholder Approval Condition
3.1Aston Martin shall use reasonable best efforts to ensure the satisfaction of the Shareholder Approval Condition and the Circular Condition as soon as reasonably practicable after the date of this Agreement and in any event on or before the Longstop Date.
3.2Notwithstanding Clause 3.1, Aston Martin shall:
(a)without prejudice to Clause 3.2(b), prepare and finalise the Circular as soon as reasonably practicable following the date of this Agreement (and, if applicable, any Supplementary Circular as soon as reasonably practicable following the matter or circumstance giving rise to the requirement to publish that Supplementary Circular arising) in accordance with the requirements of all Applicable Laws, in each case subject to Lucid providing any approvals required under Clause 3.2(f);
(b)by no later than 21 July 2023 (or such later date as Aston Martin and Lucid may agree in writing, acting reasonably and in good faith), file the preliminary Circular with the FCA for review;
(c)use reasonable best efforts to obtain the approval of the Circular (or Supplementary Circular, if applicable) from the FCA under Listing Rule 13.2.1(2) R, as soon as reasonably practicable (or, in respect of a Supplementary Circular, as soon as reasonably practicable following the matter or circumstance giving rise to the requirement to publish that Supplementary Circular arising);
(d)promptly (and in any event within no more than 3 Business Days) following the Circular (or, if applicable, Supplementary Circular) being approved by the FCA, publish and dispatch the Circular (or Supplementary Circular) to the Aston Martin Shareholders in accordance with Applicable Law;
(e)hold and conclude the General Meeting by no later than 21 clear days following dispatch of the Circular to the Aston Martin Shareholders (or such other date as Aston Martin may, with Lucid’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), reasonably determine);
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(f)to the extent reasonably practicable, consult with Lucid as to the form and content of the Circular (and, if applicable, any Supplementary Circular) (including, in each case, any drafts thereof that are being submitted to the FCA for review) and consider Lucid’s reasonable comments thereon, provided that Aston Martin shall ensure that the Circular (and, if applicable, any Supplementary Circular) does not contain any reference to or information relating to Lucid or any member of Lucid’s Group or a description of the Lucid Group which has not been approved in writing by or on behalf of Lucid;
(g)procure that the Circular (and, if applicable, any Supplementary Circular) incorporates the Aston Martin Independent Directors’ Recommendation;
(h)take all necessary steps and exercise all rights available to it under each Irrevocable Undertaking to procure that each Relevant Shareholder shall:
(i)exercise all voting rights attaching to the Ordinary Shares that are the subject of its Irrevocable Undertaking to vote in favor of the Shareholder Resolutions at the General Meeting;
(ii)not exercise the voting rights attaching to the Ordinary Shares that are the subject of its Irrevocable Undertaking in any manner which would delay, prevent or otherwise frustrate the passing of the Shareholder Resolutions at the General Meeting; and
(iii)do, execute and perform or, so far as the Relevant Shareholder is able, procure the doing, execution and performance of all such further deeds, documents, assurances, acts and things as Lucid may reasonably require from such Relevant Shareholder to give effect to the undertakings at Clauses 3.2(h)(i) and 3.2(h)(ii);
(i)not terminate or cause to lapse, or permit a Relevant Shareholder to terminate, an Irrevocable Undertaking ahead of the conclusion of the General Meeting other than in circumstances where Lucid is in material breach of this Agreement;
(j)not waive or vary any of its rights or obligations under an Irrevocable Undertaking or allow a Relevant Shareholder to waive or vary any of its rights or obligations under an Irrevocable Undertaking in a manner inconsistent with the undertakings at Clauses 3.2(h)(i) and 3.2(h)(ii);
(k)keep Lucid informed of all material document submission dates and other relevant dates in respect of the actions contemplated by Clause 3.2(c), promptly upon Aston Martin becoming aware of the same; and
(l)permit any director, officer, employee or legal or financial adviser of Lucid whose identity has been notified in writing to Aston Martin at least two Business Days in advance of the General Meeting to attend the General Meeting as an observer.
3.3Aston Martin shall, at all relevant times use its reasonable best efforts to keep Lucid promptly and reasonably informed of its discussions and correspondence with, and submissions to, the FCA in connection with the Circular (and, if applicable, any Supplementary Circular).
3.4Aston Martin shall use its reasonable best efforts to procure that the Aston Martin Independent Directors do not withdraw, modify or qualify the Aston Martin Independent Directors’ Recommendation (any of the foregoing being an Adverse Recommendation Change) or make any announcement or public statement regarding such Adverse Recommendation Change, unless the Aston
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Martin Independent Directors, acting reasonably and having regard to their fiduciary duties, conclude that approval of the Shareholder Resolutions would not promote the success of Aston Martin for the benefit of its members as a whole.
3.5Aston Martin shall not seek to amend the Shareholder Resolutions after dispatch of the Circular in a way that is material to the transaction contemplated under this Agreement without Lucid’s prior written consent.
Undertakings in respect of the Antitrust Condition
3.6The Parties shall use reasonable best efforts to ensure the satisfaction of the Antitrust Conditions as soon as reasonably practicable; in particular, the Parties shall not, and shall cause any of their Affiliates not to (and, in the case of Lucid, shall take all steps reasonably practicable to cause PIF not to), take any action that might reasonably be expected to render it more difficult to satisfy the Antitrust Conditions. For the avoidance of doubt, no Party shall be required to offer any commitments, undertakings or other remedies or take any actions or satisfy any conditions, obligations or requirements that may be required by any Regulatory Authority to secure any merger control or other antitrust or foreign investment clearance.
3.7Subject to Aston Martin providing all information, documents and assistance reasonably requested by Lucid or PIF, Lucid shall take all steps reasonably practicable to cause PIF to submit a notification to the JFTC and any relevant Regulatory Authority as soon as reasonably practicable following the date of this Agreement.
3.8Lucid shall take all steps reasonably practicable to cause PIF to promptly respond to any requests for information from the JFTC and any relevant Regulatory Authority and ensure that the JFTC and any relevant Regulatory Authority is able to reach a decision as soon as reasonably practicable.
3.9Lucid shall take all steps reasonably practicable to cause PIF to keep Aston Martin promptly informed in relation to all steps being taken to ensure the satisfaction of the Antitrust Conditions, including by providing Aston Martin with draft copies of all submissions and material communications intended to be sent to the JFTC and any relevant Regulatory Authority, and take all steps reasonably practicable to cause PIF to allow Aston Martin a reasonable opportunity to provide comments on such submissions or communications before they are submitted or sent (and to take due consideration of any reasonable and timely comments or suggested amendments which Aston Martin may have in relation to any such submissions or communications), and provide Aston Martin with copies of all such submissions and communications in the form submitted, to the extent shared with Lucid by PIF, provided however that Lucid shall not be required to provide copies of any Confidential Information directly to Aston Martin where such copies have been provided to Aston Martin’s advisers on an “external counsel only” basis.
3.10Aston Martin and its advisers shall fully and promptly co-operate with Lucid and PIF to satisfy the Antitrust Conditions, and shall in particular provide Lucid and PIF with all information, documents and assistance as reasonably requested in writing (including by e-mail) by Lucid or PIF in pursuit of satisfying the Antitrust Conditions.
3.11Lucid shall give notice in writing to Aston Martin as soon as reasonably practicable and in any event within one Business Day of Lucid becoming aware of receipt of any decision or notification from the JFTC and any relevant Regulatory Authority in relation to this Agreement.
Undertakings in respect of the Valuation Condition
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3.12Aston Martin shall use reasonable best efforts to ensure the satisfaction of the Valuation Condition as soon as reasonably practicable after the date of this Agreement and in any event on or before the Longstop Date.
4.Entry into the commercial agreements and consideration payments to be made by Aston Martin in connection therewith
Supply Agreement
4.1LGT and Lucid Parent, solely as guarantor for LGT, and AML hereby agree to, by no later than [***] (or such other date as may be agreed between LGT, Lucid Parent and AML in writing) and by no earlier than Admission, enter into the Full Form Supply Agreement providing for AML to purchase powertrain components from LGT, and for LGT to supply such powertrain components to AML, such agreement incorporating the terms set forth in Schedule 5.
4.2If immediately prior to Admission the terms of the Full Form Supply Agreement are not in an agreed form as between LGT, Lucid Parent and AML pursuant to Clause 4.1 and 4.3, with effect from the date of Admission until LGT, Lucid Parent and AML enter into the Full Form Supply Agreement, the terms set forth in Schedule 5 shall be valid, binding and effective on LGT, Lucid Parent (solely as guarantor for LGT) and AML. For the avoidance of doubt, (a) the obligations set forth in Schedule 5 may be terminated as set forth in Section 11 of Schedule 5 if a termination event set forth therein arises prior to the entry into the Full Form Supply Agreement; and (b) the limitations of liability set forth in Section 16 of Schedule 5, and not the provisions of Clause 12 hereof, shall apply to LGT’s, Lucid Parent’s and AML’s liabilities under Schedule 5. In no event shall a breach of the obligations set forth in Schedule 5 constitute a breach of or create liability under this Agreement, and in no event shall a breach of this Agreement (excluding Schedule 5) constitute a breach of or create liability under Schedule 5.
4.3LGT, Lucid Parent and AML shall in good faith continue to use reasonable best efforts to negotiate and enter into the Full Form Supply Agreement, even if they have not done so by [***] (or such other date as may be agreed between them in writing). For clarity, LGT, Lucid Parent and AML intend for the terms set forth in Schedule 5 to be binding and enforceable, with effect from the date of Admission only, even if LGT, Lucid Parent and AML fail to enter into the Full Form Supply Agreement.
4.4In the event of any inconsistency between the terms of this Agreement and the terms of Schedule 5, for the purposes of interpreting Schedule 5 only, the terms of Schedule 5 shall prevail.
Closing
4.5As soon as reasonably practicable and by no later than 10 Business Days following the date on which all Conditions have been satisfied or, if capable of waiver, waived (or on such other date as may be agreed between the Parties in writing), the Parties shall, provided that on such date all Conditions remain satisfied or, if capable of waiver, waived, enter into, and shall procure that their relevant respective Group members enter into, the Integration Agreement.
4.6In consideration for Lucid (or the relevant member of its Group) entering into the Full Form Supply Agreement or the Interim Supply Agreement (as applicable) and the Integration Agreement, Aston Martin shall:
(a)on the date of entry by the Parties into the Integration Agreement pursuant to Clause 4.5, allot to Lucid the Consideration Shares conditional only on Admission;
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(b)conditional on Admission of the Consideration Shares having occurred:
(i)on the date of Admission of the Consideration Shares, pay Lucid the amount of US$ 33,000,000;
(ii)by no later than [***], pay Lucid a further amount of US$[***]; and
(iii)by no later than the earlier of: (A) [***], and (B) [***] following the First Delivery (which shall be promptly confirmed by Aston Martin to Lucid in writing), pay Lucid a further amount of US$ [***], provided that the payments under this Clause 4.6(b)(ii) and (iii) shall: be accelerated and become immediately due and payable in the event Aston Martin suffers an Insolvency Event; and
(c)subject to Clause 4.7, conditional on Admission of the Consideration Shares having occurred, pay Lucid:
(i)the amount of US$ [***] on or before [***];
(ii)the amount of US$ [***] on or before [***];
(iii)the amount of US$ [***] on or before [***]; and
(iv)the amount of US$ [***] within [***],
provided that no payment under this Clause 4.6(c) shall be due or payable if, at the time such payment would otherwise fall due (A) Lucid is in material breach of the Integration Agreement; or (B) the Integration Agreement has been terminated in accordance with its terms in circumstances where AML is not at fault (including, for the avoidance of doubt, following an Aston Martin Change of Control) unless Lucid can reasonably demonstrate at that time that it has incurred such further sums (in addition to any sums already paid by Aston Martin under this Clause 4.6(c)) in respect of capacity or tooling that would otherwise have been needed to manufacture goods for supply to Aston Martin under a Supply Agreement.
4.7If Lucid or Aston Martin suffers an Insolvency Event, no further payments due after the date of such Insolvency Event under Clause 4.6(c) shall be due or payable after such time, except to the extent that (i) Lucid can reasonably demonstrate at that time that it has incurred such further sums (in addition to any sums already paid by Aston Martin under Clause 4.6(c)) in respect of capacity or tooling that would otherwise have been needed to manufacture goods for supply to Aston Martin under a Supply Agreement; or (ii) in the event of a Lucid Insolvency Event only, Lucid recovers from such Insolvency Event and resumes ordinary course business operations on a solvent and going concern basis, in which case the Parties shall in good faith discuss the timing of such payments, taking into account the duration of such Lucid Insolvency Event.
4.8All payments pursuant to Clause 4.6 shall be made in accordance with Clause 25.
4.9The Consideration Shares will, from the date of their allotment, rank pari passu in all respects with the Ordinary Shares then in issue including the right to receive all dividends declared, made or paid after their allotment to Lucid (except that Consideration Shares will not rank for or be entitled to the benefit of any dividend or other distribution or right declared, paid, made or granted prior to (or by reference to a record date prior to) their allotment to Lucid). The Consideration Shares shall be allotted and issued
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in accordance with the provisions of the Act and shall comply with all applicable regulations related to the issuance of securities under the laws of England and Wales including FSMA, FSMA (Financial Promotion) Order 2005 and other ancillary FSMA legislation including any promulgated by the FCA and any applicable Listing Rules so that the Consideration Shares shall be freely tradable under the laws of England and Wales.
4.10Aston Martin shall comply with the requirements of sections 593-597 of the Act in respect of the allotment and issuance of the Consideration Shares under this Agreement and shall promptly deliver a copy of the valuation report, substantially in the form set out at Schedule 3, produced in connection with such issuance pursuant to section 593(1)(c) of the Act to Lucid.
4.11Aston Martin shall procure that a Board meeting (or a meeting of a duly constituted and authorized committee of the Board) of Aston Martin is held at which, conditional only upon the Admission of the Consideration Shares, the allotment and issue of the Consideration Shares is approved, and shall deliver to Lucid a copy of an extract of the minutes of such meeting evidencing such approval prior to the Allotment Date.
4.12As soon as reasonably practicable following the allotment of the Consideration Shares pursuant to Clause 4.6, Aston Martin shall, at its own expense, make an application to the FCA and the LSE for the Admission of the Consideration Shares, and ensure that such Admission shall take place by no later than 2 Business Days after the allotment of the Consideration Shares pursuant to Clause 4.6.
4.13Aston Martin shall ensure that the Consideration Shares are issued to Lucid and, if Lucid elects by written notice to Aston Martin to hold the Consideration Shares in uncertificated form, are credited to the Lucid CREST Account through the facilities of and in accordance with the procedures of CREST, not later than 8.00 a.m. (London time) on the date of Admission of the Consideration Shares, and that the name of Lucid is entered in the register of members of Aston Martin as the holder of the Consideration Shares (and, in the case the Consideration Shares are in certificated form, a share certificate is issued and dispatched to Lucid without delay).
5.Lock-up
5.1Subject to Clause 5.2, Lucid agrees that during the period commencing on the Allotment Date and ending on, and including, the date that is the earlier of: (a) 365 days after the Allotment Date; and (b) the termination of this Agreement in accordance with its terms (the Lock-Up Period), it will not, without the prior written consent of Aston Martin:
(a)directly or indirectly, offer, sell, contract to sell, transfer, charge, lend, pledge (other than in connection with any pledge required in connection with the Lucid ABL), distribute, grant any option, right or warrant to purchase or otherwise dispose, directly or indirectly, of any Consideration Shares;
(b)otherwise enter into any transaction (including any derivative transaction) directly or indirectly, permanently or temporarily, to dispose of any Consideration Shares;
(c)undertake any swap or other transaction with the same economic effect as any of the foregoing or announce an offering of any Consideration Shares or any interest therein; or
(d)announce publicly any intention to enter into any transaction described in Clauses 5.1(a) to 5.1(c) above,
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(each such action in Clauses 5.1(a) to 5.1(d), a Disposal).
5.2The restriction contained in Clause 5 shall not apply to any of the following:
(a)an acceptance of a Takeover Offer for Aston Martin or any merger or consolidation by Aston Martin with a third party;
(b)the execution of an irrevocable undertaking or letter of intent to accept or vote in favour of a Takeover Offer for Aston Martin;
(c)any Disposal if, prior to such Disposal, a person has (or persons acting in concert (as defined in the Code) have) acquired 50 per cent. or more of the Ordinary Shares;
(d)any Disposal pursuant to any compromise or arrangement under Part 26 of the Companies Act;
(e)any Disposal pursuant to an offer by Aston Martin to purchase its own Ordinary Shares which is made on identical terms to and is open for acceptance by all holders of Ordinary Shares and otherwise complies with all Applicable Law;
(f)any Disposal pursuant to a scheme of reconstruction under Section 110 of the Insolvency Act 1986 in relation to Aston Martin;
(g)a Disposal in accordance with any order made by a court of competent jurisdiction or as required by Applicable Law; or
(h)any title to or interest in any Consideration Shares being disposed of by Lucid to any of its wholly-owned subsidiaries or Lucid Parent, provided that prior to the making of any Disposal pursuant to this Clause 5.2(h) the transferee shall have agreed to and be bound by the restrictions of Clause 5.1 (subject to the carve-outs provided in this Clause 5.2) as if it were Lucid.
6.Interim Covenants
Aston Martin undertakes that from the date of this Agreement until the Allotment Date, except (i) as is expressly permitted or specifically contemplated by this Agreement, or (ii) as may be required by Applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to its Group:
(a)other than with prior consultation with Lucid, it shall carry on its business and shall procure that the business of each other member of its Group is carried on in the ordinary course; and
(b)other than with Lucid’s prior written consent (not to be unreasonably withheld, conditioned or delayed), it shall not:
(i)sub-divide, consolidate, reclassify or amend the rights attaching to its Ordinary Shares (each such event an Adjustment Event), without adjusting (with Lucid’s written consent) the number of Consideration Shares to be issued to Lucid under this Agreement so as to ensure that, immediately following their issue, the Consideration Shares represent the same percentage of Aston Martin’s overall issued share capital and have the same economic and voting entitlements as they would have done had the Adjustment Event not taken place;
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(ii)recommend, declare, pay or make: any bonus issue (or other capitalization issue), dividend or other distribution (whether payable in cash or otherwise);
(iii)adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization; or
(iv)authorize any of the foregoing, or enter into or modify any contractual arrangement to do any of the foregoing.
7.Lucid anti-dilution protection and provision of information
7.1For as long as the Ordinary Shares held by Lucid amount to at least 3 per cent. of the overall issued share capital of Aston Martin, in the event that Aston Martin proposes to, or undertakes any, pre-emptive offer of its equity securities for cash following the Allotment Date, Aston Martin undertakes to ensure that Lucid (or any member of its Group that holds Consideration Shares, if applicable) is offered such equity securities in proportion to its holding of Ordinary Shares at such time, and any limits or restrictions that Aston Martin may be entitled to impose, by Applicable Law or otherwise, on any such offer to deal with legal, regulatory or practical problems in, or under the laws of, any territory shall not be exercised to restrict or exclude Lucid (or any member of its Group that holds Consideration Shares, if applicable) from participating in such offer provided that Lucid (or any member of its Group that holds Consideration Shares, if applicable) provides any confirmations that Aston Martin may reasonably request as to its investor status, ability to participate in such pre-emptive offer under applicable legal and regulatory frameworks (including under US securities laws) and compliance with any applicable restrictions on resale thereunder.
7.2Aston Martin shall, to the extent permitted by Applicable Law (including, without limitation, the Listing Rules, the Disclosure Guidance and Transparency Rules, FSMA, the Financial Services Act, and the UK Market Abuse Regulation) procure that Lucid is promptly provided with any information relating to the business or the affairs of Aston Martin or any member of its Group as is reasonably requested by Lucid: (i) in connection with the financial, accounting or tax reporting or other legal or regulatory requirements of Lucid (or of the Lucid Group); and (ii) to enable Lucid (or the Lucid Group) to account appropriately for its investment in Aston Martin in Lucid’s (or the Lucid Group’s) accounts, other financial records and forecasts. Lucid shall use such information solely for the purpose for which it was disclosed.
7.3Aston Martin agrees to, not less than four times per calendar year, present an update on the performance of the Aston Martin Group to representatives of Lucid. Such presentations shall contain sufficient information to enable the representatives of Lucid to understand and evaluate all material matters relating to such performance of the Aston Martin Group and its published targets and objectives.
8.Exclusivity
Lucid shall not, and shall ensure that its Affiliates shall not:
(a)provide Commercial Volumes of any Goods (or similar goods) to any of [***] (each an Aston Martin Competitor) before the earlier of (i) three months after Aston Martin’s start of commercial production of an Aston Martin Vehicle incorporating powertrain components supplied by Lucid, or (ii) 1 April 2026; and
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(b)announce any partnership, or any other similar arrangement, with any Aston Martin Competitor before 1 December 2023.
9.Change of control
Aston Martin Change of Control
9.1If, prior to the Allotment Date, there is an Aston Martin Change of Control, Lucid may at its sole discretion, within 15 Business Days after being made aware of the Aston Martin Change of Control in accordance with Clause 9.2, by written notice delivered to Aston Martin within that 15 Business Day period, terminate this Agreement.
9.2Aston Martin shall notify Lucid in writing of an Aston Martin Change of Control promptly, and by no later than 2 Business Days, following an Aston Martin Change of Control.
Lucid Change of Control
9.3If, prior to the Allotment Date, there is a Lucid Change of Control, Aston Martin may at its sole discretion, within 15 Business Days after being made aware of the Lucid Change of Control in accordance with Clause 9.4, by written notice delivered to Lucid within that 15 Business Day period, terminate this Agreement.
9.4Lucid shall notify Aston Martin in writing of a Lucid Change of Control promptly, and by no later than 2 Business Days, following a Lucid Change of Control.
10.Warranties
10.1Each Party warrants to the other Party that the Warranties that are stated as being given by such Party are true, accurate and not misleading as at the date of this Agreement.
10.2Immediately prior to the Allotment Date:
(a)Lucid is deemed to warrant to Aston Martin that the Fundamental Warranties that are stated as being given by Lucid are true, accurate and not misleading; and
(b)Aston Martin is deemed to warrant to Lucid that the Fundamental Warranties that are stated as being given by Aston Martin are true, accurate and not misleading, in each case by reference to the facts and circumstances immediately prior to the Allotment Date. For this purpose only, where there is an express or implied reference in such Warranty to the date of this Agreement, that reference is to be construed as a reference to the Allotment Date.
10.3Each Party acknowledges and agrees that the other Party has entered into this Agreement in reliance upon the Warranties provided by it.
10.4Each Warranty is a separate and independent statement and is not limited or otherwise affected by any other Warranty or by any other provision of this Agreement.
10.5The provisions of Part B of Schedule 2 apply to impose certain limitations on the liability of each Party under the Warranties.
10.6Each Party shall promptly notify the other if it becomes aware of the existence or occurrence of any event, fact, matter or circumstance which constitutes, or could reasonably be expected to constitute, a
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breach of a Warranty given by that Party (or which would constitute a breach of a Warranty given by that Party if that warranty was repeated any time before the Allotment Date).
11.Termination
11.1Either Lucid or Aston Martin may by written notice served on the other terminate this Agreement immediately if:
(a)in the case of a termination by Lucid:
(i)Admission of the Consideration Shares has not occurred within 10 Business Days (or such later date as Aston Martin and Lucid may agree in writing, acting reasonably and in good faith) of their conditional allotment pursuant to Clause 4.6(a);
(ii)if the Circular does not include the Aston Martin Independent Directors’ Recommendation when published or if, following the publication of the Circular (or, if applicable, any Supplementary Circular), the Aston Martin Independent Directors’ Recommendation is withdrawn or qualified;
(iii)if Aston Martin is in material breach of this Agreement and such breach is incapable of remedy or, where the breach is capable of remedy, it is not remedied within 30 Business Days after receipt of a written notice from Lucid setting out particulars of the breach in reasonable detail and requiring the breach to be remedied; or
(iv)Aston Martin or a member of its Group suffers or is subject to an Insolvency Event; or
(b)in the case of a termination by Aston Martin:
(i)Lucid is in material breach of this Agreement and such breach is incapable of remedy or, where the breach is capable of remedy, it is not remedied within 30 Business Days after receipt of a written notice from Aston Martin setting out particulars of the breach in reasonable detail and requiring the breach to be remedied; or
(ii)Lucid or a member of its Group suffers or is subject to an Insolvency Event; or
(c)Lucid or Aston Martin (as applicable) is permitted to do so pursuant to Clause 2.6 or Clause 9.
11.2Lucid and Aston Martin may terminate this Agreement by mutual written consent.
11.3The termination of this Agreement howsoever arising is without prejudice to the rights, duties and liabilities of any Party accrued before termination under this Agreement.
11.4On termination of this Agreement howsoever arising Clauses 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 22, 24, 25, 26, 27, 29 and 30 will remain in effect. If on termination of this Agreement the Interim Supply Agreement is in force, Clauses 4.1 to 4.4, Clause 28, Clause 29 and Clause 30 (and, only in respect of the definitions that are used in and the interpretation of such Clauses, Clause 1) will remain in effect.
11.5In the event that either a Supply Agreement or the Integration Agreement is terminated in accordance with its terms, Clause 5, Clause 7 and Clause 8 shall each terminate and cease to have effect (without prejudice to any rights, duties and liabilities of any Party accrued in respect of such Clauses before such termination).
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12.Limitation and exclusion of liability
12.1This Agreement does not exclude or limit liability (if any) of a Party:
(a)for any matter for which it would be illegal to exclude or limit or to attempt to exclude or limit its liability; or
(b)for actual and intentional fraud.
12.2Subject to Clauses 12.1 and 12.3 each Party’s aggregate liability in respect of all and any loss or damage under this Agreement (other than Aston Martin’s obligations under Clause 4.6) will be limited to [***].
12.3No Party will have any liability whatsoever to another Party under this Agreement (whether in contract (by way of indemnity or otherwise), tort (including negligence), breach of statutory duty, restitution or otherwise) for any of the following types of loss, damage, injury or expense
(a)loss of profits; or
(b)any special, indirect, consequential or punitive damage or loss, provided that, for the avoidance of doubt, this limitation shall not apply to any direct losses, damages, injuries or expenses of any Party.
12.4For the avoidance of doubt, the limitations and exclusions set forth in this Clause 12 shall not restrict or limit the obligations of the relevant parties to a Supply Agreement and the Integration Agreement upon the execution or coming into force (as applicable) thereof.
13.Inadequacy of damages
Without prejudice to any other rights, powers or remedies that a Party may have (whether provided by law, equity or this Agreement), the other Parties acknowledge and agree that:
(a)damages alone may not be an adequate remedy for any threatened or actual breach of the provisions of this Agreement; and, accordingly
(b)a non-defaulting Party may be entitled, without proof of special damages, to seek the remedies of injunction, specific performance or other equitable relief, or any combinations of these remedies, for any threatened or actual breach of the provisions of this Agreement.
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14.Assignment
14.1Subject to Clauses 14.2 and 14.3 neither Party may assign, transfer, charge or deal in any other manner with this Agreement or any of its respective rights arising out of it, nor purport to do so, nor subcontract any or all of its obligations arising out of this Agreement without having obtained the prior written consent of the other Party. Any purported assignment, transfer, charge or dealing in contravention of this Clause 14.1 will be null and void and of no force or effect.
14.2Aston Martin will be entitled to assign its rights arising out of this Agreement to any of its Affiliates provided that Aston Martin: (i) ensures that any such Affiliate to which it assigns any of its rights arising out of this Agreement will assign such rights back to a member of its Group immediately before such Affiliate ceases to be a member of its Group; and (ii) shall retain responsibility for ensuring compliance by it and the relevant Affiliate with this Agreement.
14.3Lucid will be entitled to assign its rights arising out of this Agreement to any of its Affiliates provided that Lucid: (i) ensures that any such Affiliate to which it assigns any of its rights arising out of this Agreement will assign such rights back to a member of the Lucid Group immediately before such Affiliate ceases to be a member of the Lucid Group; and (ii) shall retain responsibility for ensuring compliance by it and the relevant Affiliate with this Agreement.
15.Announcements
15.1Subject to Clause 15.2, no announcement or statement concerning this Agreement or the subject matter of, or any matter referred to in, this Agreement will be made or issued by or on behalf of either Party (or any member of its Group) without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.
15.2Clause 15.1 does not apply to any announcement or statement required by law, court order (or, to the extent relevant, the regulations of any stock exchange or listing authority or the UK Panel on Takeovers and Mergers (or equivalent body in any other applicable jurisdictions)), or any other government or regulatory organization, provided:
(a)the Party (or member of its Group) making the announcement or statement shall, as far as reasonably practicable and lawful to do so:
(i)consult with the other Party in advance and take into account its reasonable comments; and
(ii)announce and/or disclose (as applicable) only the minimum amount of information relating to this Agreement or the subject matter of, or any matter referred to in, this Agreement that in the reasonable opinion of the disclosing Party (or member of its Group) is required to be announced and/or disclosed (as applicable); and
(b)the Parties shall mutually agree the form of announcement to be made by the Parties in connection with the entry into this Agreement.
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16.Confidentiality
16.1Save as otherwise provided for in this Clause 16, each Party will (and will procure that any person to whom a Party discloses information pursuant to Clause 16.2 or Clause 16.3 (as applicable) will) keep confidential and not disclose to any person:
(a)the terms of this Agreement; and
(b)any Confidential Information of the other Party.
16.2Lucid may disclose the terms of this Agreement and the Confidential Information of Aston Martin to any member of the Lucid Group (and their officers, employees and advisers) who they determine reasonably needs to know such information for the purposes and performance of this Agreement, provided that Lucid shall ensure the confidential treatment of the terms of this Agreement and of any Confidential Information disclosed pursuant to this Clause 16.2, and shall be responsible for any disclosure or use of any such information that is disclosed pursuant to this Clause 16.2 by any member of the Lucid Group (or their officers, employees and advisers) in breach of the terms of this Agreement.
16.3Aston Martin may disclose the terms of this Agreement and the Confidential Information of Lucid to any member of the Aston Martin Group (and their officers, employees and advisers) who they determine reasonably needs to know such information for the purposes and performance of this Agreement, provided that Aston Martin shall ensure the confidential treatment of the terms of this Agreement and of any Confidential Information disclosed pursuant to this Clause 16.3, and shall be responsible for any disclosure or use of any such information that is disclosed pursuant to this Clause 16.3 by any member of the Aston Martin Group (or their officers, employees and advisers) in breach of the terms of this Agreement.
16.4Neither Party, nor any person to whom a Party discloses information pursuant to Clause 16.2 or Clause 16.3 (as applicable), shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement.
16.5The Parties may disclose the Disclosable Information to the extent reasonably necessary in connection with procuring the satisfaction of the Conditions, including disclosure by Aston Martin in the Circular pursuant to Clauses 2.1(a) and 2.1(b).
16.6The Parties acknowledge that Lucid and Lucid Parent may be required under U.S. securities laws and related rules and regulations and/or accounting rules to disclose the existence and material terms or file the full text of this Agreement with the U.S. Securities and Exchange Commission. If such a disclosure is necessary under the applicable requirements or is requested by the U.S. Securities and Exchange Commission, Lucid shall use reasonable best efforts to ensure that any confidential and/or commercially sensitive provisions of this Agreement (as agreed with Aston Martin) are redacted to the extent permitted by the applicable requirements or request prior to the disclosure being made.
16.7The obligations of confidentiality of this Clause 16 will not apply any term of this Agreement or any part of the Confidential Information which is:
(a)or was already, or has subsequently become, published or publicly available for use or otherwise in the public domain other than as a result of a breach of this Agreement or of any confidentiality obligation owed by the recipient Party to the other Party;
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(b)required to be disclosed by law, order of any court of competent jurisdiction, or the rules or requirements of any relevant regulatory or governmental body, including any relevant stock exchange and applicable legal, accounting or regulatory requirement, provided that, without prejudice to Clause 16.5 or Clause 16.6, before disclosing any such information the relevant Party (or any member of its Group) will, as far as reasonably practicable and lawful to do so, consult with the other Party in advance and take into account its reasonable comments and disclose only the minimum amount of information that is required to be disclosed;
(c)already in the recipient Party’s possession at the time of disclosure by the disclosing Party which the recipient Party can show from reasonable written records other than as a result of a breach of this Agreement or of any confidentiality obligation owed by the recipient Party to the other Party;
(d)disclosed to a Tax Authority where such disclosure was reasonably necessary in order to facilitate the efficient management of the Tax affairs of the disclosing Party or those of its Affiliates; or
(e)disclosed with the other Party’s prior written consent.
16.8Each Party, respectively, acknowledges that certain of the information that may be provided to it by the other Party in the course of this Agreement (including software, component, design, manufacturing and operational information and standards and other know-how) will be highly confidential and of a commercially sensitive nature. It is further acknowledged that if such information came into the hands of competitors, Lucid or Aston Martin (or both) would likely suffer damage which would be difficult to quantify. As a result each Party, respectively, acknowledges and agrees that Lucid and Aston Martin (or either of them) shall be entitled to seek an injunction restraining any such breach or threatened breach of this Agreement without showing any actual damage suffered by them.
16.9On termination of this Agreement howsoever arising each Party (the recipient Party) will:
(a)immediately return to the requesting Party or destroy (at the recipient Party’s option) all the Confidential Information of the requesting Party which the recipient Party or any member of its Group holds in written or graphic form (save to the extent that such information is reasonably required for the proper operation of any Operational Agreement and its confidentiality is protected by the confidentiality provisions of any such Operational Agreement); and
(b)on request from the requesting Party, each recipient Party will confirm in writing to the requesting Party that the recipient Party has complied with the requirements of this Clause 16.9.
17.Costs and expenses
Save as expressly provided otherwise in this Agreement, each Party shall bear its own costs in relation to the negotiation, preparation, execution, completion and implementation of this Agreement, the Operational Agreements and any ancillary agreements thereto, including the fees and disbursements of their respective legal and other professional advisers.
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18.Enforcement by third parties
A person who is not an Extended Party to this Agreement shall have no right to enforce any of its terms and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other person (other than each party’s successors or permitted assigns) any legal or equitable rights, benefits or remedies of any nature whatsoever.
19.Entire agreement and reliance on representations
19.1This Agreement and the documents to be executed pursuant to or in connection with it, including the Operational Agreements, contain or will contain all the terms which the Parties have agreed in relation to the subject matter of this Agreement and supersedes any prior written or oral agreements, representations or understandings between the Parties in relation to such subject matter.
19.2Each Party agrees and acknowledges that it has not relied on or been induced to enter into this Agreement by a warranty, statement, promise, representation or undertaking which is not expressly included in this Agreement and the documents referred to in Clause 19.1.
20.Conflict with other agreements
If there is any conflict between the terms of this Agreement and any Operational Agreement, the relevant Operational Agreement shall prevail unless such other agreement expressly states that this Agreement overrides that other agreement in the relevant respect.
21.Further assurance
21.1Each Party shall do or ensure the doing of all acts and things and execute or ensure the execution of all such documents as are reasonably necessary to give full effect to the terms of this Agreement.
21.2Each Party shall ensure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.
22.Notices
22.1A notice, permission or other communication under or in connection with this Agreement must be:
(a)in writing;
(b)in English;
(c)signed by or on behalf of the person giving it; and
(d)delivered by hand or sent by recorded delivery post or by email to the relevant Party to the contact, address and email address set out in Clause 22.6 (or if otherwise notified by the relevant person under Clause 22.5 to such other contact, address or email address as has been so notified).
22.2Unless there is evidence that it was received earlier, a notice or other communication that complies with Clause 22.1 is deemed given:
(a)if delivered by hand, at the time of delivery, except as provided in Clause 22.3;
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(b)if sent by recorded delivery post, at 9.00 am on the second Business Day after the day of posting; or
(c)if sent by email, at the time of transmission by the sender (as recorded on the device from which the sender sent the email), except as provided in Clause 22.3.
22.3If deemed delivery under Clause 22.2 of a notice or other communication delivered by hand or sent by email occurs before 9.00 am on a Business Day, the notice or other communication is deemed delivered at 9.00 am on that day. If deemed delivery under Clause 22.2 of a notice or other communication delivered by hand or sent by email occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, the notice or communication is deemed to have been given at 9.00 am on the next Business Day.
22.4In this Clause 22, a reference to time is to local time in the country in which the recipient of the notice or communication is located.
22.5A Party may notify the other Party of a change to any of the details for it or its copy recipient. The notice must comply with the terms of Clause 22.1 and must state the date on which the change is to occur. That date must be on or after the fifth Business Day after the date on which the notice is delivered.
22.6All notices, demands or other communications given under this Agreement, shall be given to the following addresses:
(a)in the case of Lucid:
Lucid Group, Inc.
7373 Gateway Blvd
Newark, CA 94560
Email:
Attention:     General Counsel;
with a copy to (which
shall not be necessary for,
or constitute, notice):                 Davis Polk & Wardwell London LLP
5 Aldermanbury Square
London EC2V 7HR
United Kingdom
Email:
Attention:    Dan Hirschovits;
Email:
Attention:    Emily Roberts;
Email:
Attention:    Joseph Scrace;
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(b)in the case of Aston Martin:
Aston Martin Lagonda Global Holdings PLC
Banbury Road
Gaydon
Warwick CV35 0DB
United Kingdom
Email:
Attention:    Company Secretary;
Email:
Attention:    Michael Marecki;
with a copy to (which
shall not be necessary for,
or constitute, notice):    Freshfields Bruckhaus Deringer LLP
100 Bishopsgate
London EC2P 2SR
United Kingdom
Email:
Attention:    Giles Pratt;
Email:
Attention:    Egor Marisin
23.No partnership
Nothing in this Agreement, and no action taken by the Parties pursuant to this Agreement, will be deemed to constitute a relationship between the Parties of partnership, joint venture, principal and agent or employer and employee. No Party will have the authority or power to bind another or to contract in the name of or create liability against another in any way or for any purpose.
24.Variation
A variation of or amendment to this Agreement is only valid if it is in writing and signed by a duly authorized officer of each of Aston Martin and Lucid.
25.Payments, VAT and withholding
25.1All payments to be made by a Party pursuant to this Agreement shall be paid in immediately available funds by electronic transfer to the recipient Party’s bank account as notified to the paying Party before the relevant payment is made. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.
25.2All payments to be made (in cash or in kind) by a Party pursuant to this Agreement shall (except where otherwise expressly stated) be exclusive of VAT, and any VAT which is required to be accounted for to
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the applicable Tax Authority by the payee in respect of the supply or supplies for which such payments are the consideration for VAT purposes shall, subject to the receipt of a valid VAT invoice, be added to the amount of such payments and paid in addition to such payments. The invoice shall meet all relevant legal requirements.
25.3The Parties shall use reasonable efforts in order to obtain necessary proof of VAT exemption or other available VAT mitigation wherever required or requested, to the extent applicable.
25.4All sums payable in cash or in kind by Aston Martin under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding of Taxes is required by law, in which case:
(a)the amount of the payment due from Aston Martin shall be increased (such increase, an Additional Amount) to an amount which after any withholding or deduction leaves the payee with an amount equal to the amount which it would have received if no such deduction or withholding had been required;
(b)Aston Martin shall provide the payee in respect of the relevant payment, without undue delay, with a statement under section 975 of Income Tax Act 2007 or other equivalent documents that evidence calculation and payment of the tax; and
(c)to the extent that any withholding or deduction in respect of which an Additional Amount has been paid results in the payee or an Affiliate, in their absolute discretion, obtaining a Relief, the payee shall pay to the payer, within 10 Business Days of obtaining and utilizing the benefit of the Relief, an amount equal to the lesser of the value of the Relief obtained and the Additional Amount.
25.5The Parties shall cooperate in good faith to reduce or eliminate Taxes for which an Additional Amount would otherwise be payable under Clause 25.4.
25.6Lucid warrants to Aston Martin, at the date of this Agreement and at the date on which each payment to Lucid (in cash or in kind) under this Agreement falls due, that:
(a)it is resident for tax purposes in the United States for the purposes of the UK-US Treaty;
(b)it is a “qualified person” for the purposes of Article 23 of the UK-US Treaty;
(c)it does not carry on any business in the UK through a UK permanent establishment to which the sums payable to it pursuant to Clause 4.6(b)(i), Clause 4.6(b)(ii), Clause 4.6(b)(iii) and Clause 4.6(c), and the Consideration Shares issuable to it pursuant to Clause 4.6(a), are attributable;
(d)it is beneficially entitled to the sums payable to it pursuant to Clause 4.6(b)(i), Clause 4.6(b)(ii), Clause 4.6(b)(iii) and Clause 4.6(c), and to the Consideration Shares issuable to it pursuant to Clause 4.6(a); and
(e)any payment due to it under this Agreement will not be received by it under, or as part of, a “conduit arrangement”, as defined in Article 3(n) of the UK-US Treaty.
25.7Aston Martin warrants to Lucid that it is resident for tax purposes solely in the United Kingdom.
25.8Each Party undertakes to the other promptly to notify the other party in writing if the representations contained in Clause 25.6 or 25.7 cease to be true during the life of this Agreement. In the event of any
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assignment by a Party to an Affiliate in accordance with Clause 14, the assigning Party shall procure that its Affiliate gives a warranty to the other Party on equivalent terms to those contained in (i) Clause 25.6 or 25.7 respectively, and (ii) this Clause 25.8 (with any necessary modifications).
25.9Aston Martin’s obligation under Clause 25.4(a) above shall not apply to the extent that the deduction or withholding required to be made in respect of a payment would not have arisen but for:
(a)the warranty given by Lucid pursuant to Clause 25.6 above (or any equivalent warranty given by an Affiliate of Lucid in accordance with Clause 25.8 above) being incorrect as at the date that the relevant payment falls due otherwise than pursuant to a change of law after the date of this Agreement; or
(b)an assignment by the payee of any of its rights under this Agreement.
26.Waiver
Failure by a Party to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by Applicable Law does not constitute a waiver of the right or remedy or a waiver of any other rights or remedies. No single or partial exercise of a right or remedy by a Party provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver by a Party of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.
27.Severability
If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions or parts of such provisions of this Agreement will not be affected. Upon a determination that any provision of this Agreement is illegal, invalid or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible under Applicable Law.
28.Counterparts
This Agreement may be entered into in any number of counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to be one and the same agreement. Any Extended Party may enter into this Agreement by executing any counterpart. A counterpart constitutes an original of this Agreement and all executed counterparts together have the same effect as if each Extended Party had executed the same document. A signed copy of this Agreement transmitted by facsimile, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.
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29.Governing Law
This Agreement (including any non-contractual obligation, dispute, controversy or claim of whatever nature arising out of or in any way relating to the Agreement or its formation) shall be governed by and construed in accordance with the Laws of the state of New York, without giving effect to its principles of conflicts of laws.
30.Arbitration
30.1Any dispute, controversy or claim arising out of, relating to this Agreement or the breach thereof (a Dispute), whether such Dispute arises before or after the termination of this Agreement, shall attempt to be settled by discussion and mutual accord within 60 Business Days after the date an Extended Party notifies the others in a writing specifying such Dispute. If the Dispute cannot be settled within that timeframe, or within an extended timeframe as mutually agreed by the Extended Parties, the Dispute shall be settled by arbitration administered by the International Centre for Dispute Resolution (ICDR) in accordance with its International Arbitration Rules (the Rules) and as set forth in this Agreement (the Arbitration).
30.2The Arbitration shall be conducted by a panel of three arbitrators of whom one arbitrator shall be appointed by Lucid, one by Aston Martin and a third, the chairperson, by the two arbitrators so appointed. If a Party fails to appoint its arbitrator within 30 Business Days after the other Party’s arbitrator is appointed and such Party is served written notice of such appointment, or if the two arbitrators so appointed are unable to agree upon the appointment of the third arbitrator within 30 Business Days from the appointment of the second arbitrator, then the missing arbitrator shall be a New York law-qualified attorney with over 15 years of experience with arbitrations and shall be appointed by the ICDR.
30.3The legal seat of the Arbitration shall be New York, New York, United States.
30.4The arbitrators shall have exclusive jurisdiction over the entire matter in dispute, including any question as to its arbitrability; but shall not have the power to award any exemplary or punitive damages, however denominated, whether or not multiplied. The arbitrators shall not have power to alter, amend or add to the provisions of this Agreement.
30.5The decision of the arbitrators shall be that made by the majority of the arbitrators, based upon a hearing, in which evidence may be introduced without following the strict rules of evidence, and in which cross-examination and rebuttal will be allowed. The decision of the arbitrators shall be accompanied by a reasoned opinion, which shall be in writing, signed by a majority of the arbitrators and including findings of fact and conclusions of law. The arbitrators will render their decision within 90 Business Days following the termination of the hearing, unless the Extended Parties consent to an extension.
30.6The decision of the arbitrators shall be final and binding on the Extended Parties. Judgment upon any award rendered by the arbitrators pursuant to their decision may be entered in any court having jurisdiction thereof, and shall be enforceable against the Extended Parties.
30.7Except as may be required by law or this Agreement, no Extended Party may disclose the existence, content, or results of the Arbitration without the prior written consent of all Extended Parties, and the Extended Parties will use their reasonable best efforts to cause the arbitrators to maintain the confidentiality of the Arbitration.
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30.8The tribunal shall have the power to apportion costs to the prevailing Extended Party.
30.9Upon the request of any Extended Party, the arbitration tribunal may, at any time before the first oral hearing of evidence, consolidate the arbitral proceeding with any other arbitration proceeding between or among the Extended Parties arising from or related to the Project Agreements, where (i) the proceedings involve common questions of law or fact or arise out of the same or similar events or circumstances such that a failure to consolidate the arbitrations would create a substantial risk of inconsistent results and (ii) the consolidation complies with the Rules.
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Schedule 1
Definitions
1.In this Agreement:
Act means the Companies Act 2006;
Additional Amount has the meaning given in Clause 25.4;
Adjustment Event has the meaning given in Clause 6(b)(i);
Admission means the admission to listing on the premium listing segment of the Official List and to trading on the LSE’s main market for listed securities becoming effective in accordance with, respectively, the Listing Rules and Admission and Disclosure Standards;
Admission and Disclosure Standards means the rules issued by the LSE in relation to the admission to trading of, and continuing requirements for, securities admitted to the Official List;
Adverse Recommendation Change has the meaning given in Clause 3.4;
Affiliate means:
(a)with respect to Lucid, any person that directly, or indirectly through one or more intermediaries, is Controlled by Lucid Parent;
(b)with respect to Aston Martin, any person that directly, or indirectly through one or more intermediaries, is Controlled by Aston Martin; and
(c)with respect to any other person, any person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with that person;
Allotment Date means the date on which the Integration Agreement is entered into pursuant to Clause 4.5 and on which the Consideration Shares are allotted pursuant to Clause 4.6(a);
Anti-Bribery Laws has the meaning given in paragraph 12(a) of Part A of Schedule 2;
Antitrust Condition has the meaning given in Clause 2.1(d);
Antitrust Laws means any applicable laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
Applicable Law means, in respect of a person, all applicable civil and common law, statute, subordinate legislation, treaty, regulations, directive, decision, by-law, ordinance, code, regulatory license, regulatory consent, direction, request, order, decree, injunction or judgment of any competent Regulatory Authority to which it is subject and by which it is bound;
Articles of Association means the articles of association of Aston Martin, as amended from time to time, and any reference to an Article shall be a reference to that article of the Articles of Association;
Aston Martin Change of Control means each of the following events:
(a)a person (or any persons acting in concert (as defined in the Code)): (i) becomes interested (within the meaning of Part 22 of the Act) in, or (ii) announces or makes a recommended firm offer (as defined in the Code), or enters into a binding agreement, in connection with becoming so interested in: (A) more than 50 per cent. of the issued or allotted Ordinary Shares
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of Aston Martin, or (B) shares in the capital of Aston Martin carrying more than 50 per cent. of the voting rights normally exercisable on a poll at a general meeting of Aston Martin;
(b)a person that is not a member of the Aston Martin Group (or any persons acting in concert (as defined in the Code) that are not members of the Aston Martin Group) enters into a binding agreement to acquire Control over AML or purchases or is the transferee of all or substantially all (in one or a series of transactions) of AML’s assets; or
(c)Aston Martin enters into a binding agreement to sell or transfer, or sells or transfers, all or substantially all (in one or a series of transactions) of Aston Martin’s and its Group’s assets (taken as a whole) to another person (or to persons acting together pursuant to an agreement or understanding in connection with the transaction) other than a wholly-owned direct or indirect subsidiary of Aston Martin;
Aston Martin Competitor has the meaning given in Clause 8;
Aston Martin Directors means the directors of Aston Martin from time to time;
Aston Martin Independent Directors means the Aston Martin Directors other than the Related Party Directors;
Aston Martin Independent Directors’ Recommendation means a unanimous and unqualified recommendation from the Aston Martin Independent Directors to the Aston Martin Shareholders to vote in favour of the Shareholder Resolutions to be proposed at the General Meeting;
Aston Martin Material Warranty Breach means: (a) a breach by Aston Martin of a Fundamental Warranty, or (b) a breach by Aston Martin of a Warranty which is not a Fundamental Warranty and which, individually or together with any other such breach by Aston Martin of a Warranty, is material in the context of the Aston Martin Group as a whole;
Aston Martin Public Documents means all public filings and/or announcements by (or on behalf of) Aston Martin which have been released through a Regulatory Information Service, and all documents made publicly available in accordance with the Act, the Disclosure and Transparency Rules, the Prospectus Regulation, the Listing Rules and the Market Abuse Regulation, in each case prior to the date of this Agreement;
Aston Martin Shareholders means the holders of Ordinary Shares from time to time;
Aston Martin Vehicles means battery electric vehicles under an Aston Martin Group brand;
Board means Aston Martin’s board of directors from time to time;
Business Day means any day (except a Saturday or Sunday) on which banks are generally open for business in both England and California;
Circular means the circular to be approved by the FCA pursuant to the Listing Rules and published and made available by Aston Martin in accordance with the Applicable Laws, including to Aston Martin Shareholders, in relation to the transactions contemplated by this Agreement, enclosing a notice of the General Meeting containing the Shareholder Resolutions and incorporating the Aston Martin Independent Directors’ Recommendation;
Circular Condition has the meaning given in Clause 2.1(a);
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Code means the UK City Code on Takeovers and Mergers;
Commercial Volumes means any volume of Goods (or similar goods) intended for incorporation into production vehicles, and for the avoidance of doubt fewer than 50 samples of Goods not intended for use in production vehicles for sale shall not be deemed Commercial Volumes;
Conditions has the meaning given in Clause 2.1;
Confidential Information means all information (including all oral and visual information, and all information recorded in writing or electronically, or in any other medium or by any other method) disclosed to, or obtained by, one Party from another Party or a person acting on that other Party’s behalf under or in connection with this Agreement including without limitation the following information:
(a)any information relating to the business of a Party (or member of its Group) including, without limitation, any ideas; business methods; finance; price, business, financial, marketing, development or manpower plans; customer lists or details; computer systems and software; products or services; know-how or other trade secrets; processes; marketing opportunities; other matters connected with the products or services manufactured, marketed, provided or obtained by a Party (or member of its Group); information concerning a Party’s (or member of its Group’s) relationships with actual or potential clients, customers or suppliers and the needs and requirements of a Party (or member of its Group) and of such persons;
(b)any other information which, if disclosed, would be liable to cause harm to the Party (or member of its Group) whose information is disclosed; and
(c)information of a confidential nature which is expressly indicated by a Party (or member of its Group) to be confidential in relation to that Party or any of its Affiliates;
Consideration Shares means 28,352,273 Ordinary Shares to be issued to Lucid pursuant to this Agreement, being US$ 100,000,000 in value of Ordinary Shares calculated in accordance with the following formula: (100,000,000 * 0.7866) / 2.774381;
Control (including the terms Controlling, Controlled by and under common Control with) means (i) possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; (ii) the power to appoint or elect a majority of the board of directors (or other similar governing body), by constitutional arrangement or otherwise; or (iii) the power to serve as or appoint or elect the sole managing member, partner, trustee or similar position, by constitutional arrangement or otherwise;
CREST means the relevant system (as defined in the CREST Regulations) in respect of which Euroclear UK & Ireland Limited is the operator (as defined in the CREST Regulations);
CREST Regulations means the Uncertificated Securities Regulations 2001 (SI 2001 No. 01/378), as amended;
Disclosable Information means in relation to this Agreement and any Operational Agreement:
(a)the parties to the agreement;
(b)the date of the agreement;
(c)the principal matters covered by the agreement;
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(d)the duration of the agreement; and
(e)the circumstances in which the agreement may be terminated, but shall not include any pricing information or information from which pricing information (or other commercially sensitive information) could be reverse engineered or the main terms and conditions of any supply or technical relationship;
Disclosure and Transparency Rules means the disclosure and transparency rules made by the FCA under Part VI of FSMA as amended from time to time;
Disposal has the meaning given in Clause 5;
Dispute has the meaning given in Clause 30.1;
Employees’ Share Scheme has the meaning given to such term in section 1166 of the Act;
Encumbrance means a lien, charge, option, pledge, right of pre-emption or first refusal or other encumbrance or right exercisable by a third party having similar effect;
Engineering Support Services means the engineering support services to be agreed by Aston Martin and Lucid under the Integration Agreement or any other relevant Operational Agreement;
FCA means the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of FSMA;
First Delivery means the delivery by Aston Martin to a customer or dealer of the first Aston Martin Vehicle incorporating powertrain components supplied by Lucid, as evidenced in writing by Aston Martin by way of an itemized delivery receipt in the usual form used by the Aston Martin Group for such purposes;
FSMA means the Financial Services and Markets Act 2000 (as amended from time to time);
Full Form Supply Agreement means the full form supply agreement as may be entered into between LGT, Lucid Parent and AML in accordance with Clauses 4.1 and 4.3;
Fundamental Warranties means the statements contained in paragraphs 1, 3, 5, and, in respect of Aston Martin only, 7(a), 7(b), 7(c) and 7(d) of Part A of Schedule 2;
Geely Irrevocable Undertaking means the irrevocable undertaking to be entered into on the date of this Agreement between Aston Martin and each of Geely International (Hong Kong) Limited and Geely Group Limited, pursuant to which each of Geely International (Hong Kong) Limited and Geely Group Limited will undertake to vote in favour of the Shareholder Resolutions at the General Meeting;
General Meeting means the general meeting of Aston Martin (and any adjournment of such meeting) to be duly convened to consider and, if thought fit, pass the Shareholder Resolutions;
Goods means the goods to be manufactured and supplied by Lucid to Aston Martin under a Supply Agreement or any other Operational Agreement;
Group means in relation to a body corporate, that body corporate and each of its Affiliates and member of the Group shall be construed accordingly;
ICDR has the meaning given in Clause 30.1;
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IFRS means the body of pronouncements issued by the International Accounting Standards Board, including International Financial Reporting Standards and interpretations approved by the International Accounting Standards Board, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee;
Insolvency Event means:
(a)in respect of Aston Martin or any member of its Group, that it or any member of its Group:
(i)is declared by a court to be unable to pay its debts by virtue of Section 123 of the Insolvency Act 1986 (other than Section 123(1)(a)), or stops, suspends or threatens to stop or suspend payment of its debts;
(ii)by reason of actual or anticipated financial difficulties, suspends making payments generally;
(iii)a moratorium is declared or takes effect in respect of all or a substantial part of its indebtedness;
(iv)has a court order made for its winding-up;
(v)receives notice of dissolution from the UK registrar of companies;
(vi)enters into any composition, compromise, assignment or arrangement with or for the benefit of its creditors in respect of all or a substantial part of its debts;
(vii)a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer is appointed in respect of it or any of its assets;
(viii)ceases or threatens to cease to carry on all or substantially all of the business or operations of the Group; or
(ix)any analogous or equivalent formal procedure or formal step is taken by it, any of its direct or indirect subsidiaries or by a person in relation to it in any jurisdiction, but this definition will not include a solvent winding-up, dissolution, reconstruction or amalgamation; or
(b)in respect of Lucid or any member of its Group, that it or any member of its Group, pursuant to or within the meaning of any US Bankruptcy Law, either:
(i)commences a voluntary case or proceeding;
(ii)consents to the entry of an order for relief against it in an involuntary case or proceeding or any such involuntary case or proceeding remains undismissed for 14 days;
(iii)consents to the appointment of a custodian of it or for any substantial part of its property or fails to contest such an appointment for 14 days;
(iv)makes any assignment for the benefit of its creditors;
(v)takes any comparable action under any foreign US Bankruptcy Law;
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(vi)generally is not paying its debts as they become due; or
(vii)a court of competent jurisdiction enters an order or decree under any US Bankruptcy Law that either:
(A)is for relief against it in an involuntary case or proceeding;
(B)appoints a custodian of it, or for any substantial part of its property;
(C)orders its winding up or liquidation; or
(D)grants any similar relief under any foreign US Bankruptcy Law;
Integration Agreement means the Integration Agreement in the agreed form between a member of the Aston Martin Group and a member of the Lucid Group under which the obligations of the parties to it are conditional upon Admission of the Consideration Shares, as set out in Schedule 4;
Interim Statement means the unaudited consolidated financial statements of the Aston Martin Group as at and for the three month period ended 31 March 2023;
Interim Supply Agreement means the supply agreement that, in lieu of an agreed form Full Form Supply Agreement at such time, takes effect from the date of Admission, in accordance with Clause 4.2 between LGT, Lucid Parent and AML on the terms set forth in Schedule 5;
Irrevocable Undertaking means each of the Yew Tree Irrevocable Undertaking, MBAG Irrevocable Undertaking and the Geely Irrevocable Undertaking;
JFTC has the meaning given in Clause 2.1(d);
Listing Rules means the Listing Rules of the FCA;
Lock-Up Period has the meaning given in Clause 5;
Longstop Date means 31 December 2023, or such later date as may be agreed between the Parties in writing;
LSE means the London Stock Exchange plc;
Lucid ABL means the credit agreement entered into on 9 June 2022 among Lucid Parent., as borrower representative and a borrower, certain lenders and issuing banks from time to time, and Bank of America, N.A. as administrative agent (as it may be amended, restated, supplemented or otherwise modified from time to time);
Lucid Change of Control means each of the following events:
(a)the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or group of Affiliates (other than an underwriter pursuant to an offering), of Lucid Parent’s voting securities if, after such transfer or acquisition, such person or group of Affiliates would beneficially own (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) more than 50 per cent. of the outstanding voting securities of Lucid Parent, or Lucid Parent. enters into a binding agreement in relation thereto; provided that the acquisition by Ayar Third Investment Company, PIF or any of their wholly-owned direct or
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indirect subsidiaries of voting securities of Lucid Group, Inc. shall not constitute a Lucid Change of Control;
(b)a person that is not (i) a member of the Lucid Group (or group of Affiliates that are not members of the Lucid Group) or (ii) Ayar Third Investment Company, PIF or any of their wholly-owned direct or indirect subsidiaries, enters into a binding agreement to acquire Control over Lucid; or
(c)Lucid enters into a binding agreement to sell or transfer, or sells or transfers, all or substantially all (in one or a series of transactions) of Lucid’s and its Group’s assets (taken as a whole) to another person or group of Affiliates other than (i) a wholly-owned direct or indirect subsidiary of Lucid or (ii) Ayar Third Investment Company, PIF or any of their wholly-owned direct or indirect subsidiaries;
Lucid CREST Account means such account(s) set up in CREST as Lucid may notify in writing to Aston Martin;
Lucid Material Warranty Breach means a breach by Lucid of a Fundamental Warranty;
Lucid Public Documents means all filings made by Lucid Parent. which have been released with the Securities and Exchange Commission that are available on EDGAR, in each case prior to the date of this Agreement;
Market Abuse Regulation means the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018;
MBAG Amendment and Restatement Deed means the deed entered into on the date of this Agreement between MBAG and Aston Martin, pursuant to which MBAG has agreed to amend and restate the SCA and waive any termination right under the amended and restated SCA or any other Operational Agreement (as such term is defined in the amended and restated SCA) which may arise as a result of or in connection with the transactions contemplated by this Agreement;
MBAG means Mercedes-Benz AG;
MBAG Irrevocable Undertaking means the irrevocable undertaking to be entered into on the date of this Agreement between Aston Martin and MBAG, pursuant to which MBAG will undertake to vote in favour of the Shareholder Resolutions at the General Meeting;
Official List means the Official List of the FCA;
Operational Agreement means any operational, technical or commercial agreement entered into by Lucid (or a member of the Lucid Group) and Aston Martin (or a member of its Group) relating to the provision by Lucid, by itself or through a member of the Lucid Group, of, and Aston Martin’s access to, the Goods, the services required for integration of the Goods into Aston Martin products and/or the Engineering Support Services, including a Supply Agreement and the Integration Agreement;
Ordinary Shares means ordinary shares of £0.10 each in the capital of Aston Martin, the rights attaching to which are set out in the Articles of Association;
PIF means the Public Investment Fund;
Project Agreements means this Agreement, a Supply Agreement and the Integration Agreement;
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Prospectus Regulation means the Regulation (EU) No 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018;
Regulatory Authority means any national, state, municipal or local or any supra-national or other governmental, quasi-governmental, administrative, antitrust or regulatory authority, agency, body or commission, or any court, tribunal, or judicial or arbitral body, including, for the avoidance of doubt, any Tax Authority, the FCA, the LSE, the United States Securities Exchange Commission and The Nasdaq Stock Market LLC;
Related Party Directors means the Aston Martin Directors nominated for appointment to the Board by PIF;
Relief includes any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, any right to or actual repayment of or saving of Tax (including any repayment supplement, fee or interest in respect of Tax), or any credit or other amount payable or paid by a Tax Authority;
Relevant Shareholder means each of: Yew Tree Overseas Limited, Saint James Invest SA, J.C.B.Research, RRRR Investments LLC, John Idol, FrancInvest Holding Corporation, Omega Funds I Limited, ErsteAM Ltd, MBAG, Geely International (Hong Kong) Limited and Geely Group Limited;
Rules has the meaning given in Clause 30.1;
Sanctioned Person means a person or entity: (a) included on the United Nations Security Council Consolidated List, or any equivalent list maintained by the United Nations; (b) designated on the lists of Specially Designated Nationals and Blocked Persons or “Foreign Sanctions Evaders” maintained by the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the US Department of Commerce, the US Department of State and any other agency of the US government; (c) designated on the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, the Consolidated List of Asset Freeze Targets and the list of persons named in relation to financial and investment restrictions each maintained by His Majesty’s Treasury of the United Kingdom, or any equivalent list maintained by the competent sanctions authority of any EU Member State or the UK; (d) that is, or is part of, a government of a Sanctioned Territory; (e) directly or indirectly owned or Controlled by any of the foregoing; (f) that is incorporated in, domiciled in, operating from, located or residing in any Sanctioned Territory; or (g) otherwise subject to or targeted under any Sanctions Law or designated in any other list of targeted persons issued under applicable Sanctions Law in any relevant country or territory;
Sanctioned Territory means any country or other territory subject to a comprehensive export, import, financial or investment embargo under any Sanctions Law, which are, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea and separatist-controlled portions of the Luhansk and Donetsk regions of Ukraine;
Sanctions Law means any applicable export control and economic, financial or other trade-related sanctions laws and regulations thereunder of the United States of America, the United Nations or its Security Council, the European Union, any member state of the European Union and the United Kingdom;
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SCA means the strategic cooperation agreement entered into between MBAG and Aston Martin on 27 October 2020, as amended;
Shareholder Approval Condition has the meaning given in Clause 2.1(b);
Shareholder Resolutions means those ordinary resolutions of Aston Martin as may be necessary or incidental to:
(a)approve, implement and effect the transactions contemplated by this Agreement, the Supply Agreement and the Integration Agreement, including as required under Listing Rule 11.1.7R; and
(b)authorize the Aston Martin Directors to allot and issue the Consideration Shares to Lucid.
Statutory Accounts means the audited consolidated accounts for the Aston Martin Group as of and for the period ended 31 December 2022, together with the related schedules and notes included therein;
Supplementary Circular means any supplementary circular that may be required to be issued by Aston Martin to Aston Martin Shareholders pursuant to the Listing Rules in relation to the transactions contemplated by this Agreement;
Supply Agreement means each of the Interim Supply Agreement and the Full Form Supply Agreement;
Takeover Offer an offer (as defined in the Code) made in accordance with the Code (including, for the avoidance of doubt, by way of a scheme of arrangement or contractual offer);
Tax means:
(a)all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature (including, for the avoidance of doubt, National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere); and
(b)all related fines, penalties, charges and interest,
whether directly or primarily chargeable against, recoverable from or attributable to the relevant person or another person;
Tax Authority means a taxing or other governmental (local or central), state or municipal authority (whether within or outside the United Kingdom) competent to collect or administer a liability for Tax;
UK-US Treaty means the UK/USA double taxation convention which entered into force on 31 March 2003 (as amended from time to time);
United Kingdom means the United Kingdom of Great Britain and Northern Ireland;
United States means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;
US Bankruptcy Law means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors;
Valuation Condition has the meaning given in Clause 2.1(c);
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VAT means any value added tax imposed by the Value Added Tax Act 1994; (b) any value added tax imposed in compliance with Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) as implemented in a member state of the European Union; and (c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere;
Warrant Instrument means the warrant instrument dated 7 December 2020, as amended on 28 September 2022, pursuant to which Aston Martin issued 126,647,852 warrants granting rights to subscribe for up to 37,994,356 Ordinary Shares;
Warranties means the warranty statements contained in Part A of Schedule 2 of this Agreement;
Warranty Claim means a claim by either Party in relation to a Warranty; and
Yew Tree Irrevocable Undertaking means the irrevocable undertaking to be entered into on the date of this Agreement between Aston Martin and Yew Tree Overseas Limited (for itself and on behalf of Saint James Invest SA, J.C.B. Research, RRRR Investments LLC, John Idol, FrancInvest Holding Corporation, Omega Funds I Limited, John Idol and ErsteAM Ltd) pursuant to which Yew Tree Overseas Limited will undertake to vote in favour of the Shareholder Resolutions at the General Meeting.
2.In this Agreement:
(a)a reference to a Clause, paragraph or Schedule is, unless stated otherwise, a reference to a Clause or paragraph of, or Schedule to, this Agreement. The Appendices and Schedules form part of this Agreement and a reference to “this Agreement” includes its Schedules. The recitals and headings in this Agreement do not affect its interpretation;
(b)any reference to this Agreement or any other agreement or document will be construed as a reference to this Agreement or, as the case may be, that other agreement or document, as it may have been, or may from time to time be, amended, varied, supplemented, substituted, novated or assigned;
(c)a reference to a statute or statutory provision includes a reference to any subordinate legislation and is a reference to that statute, statutory provision or subordinate legislation as modified, consolidated, superseded, re-enacted or replaced (whether with or without modification) from time to time after the date of this Agreement to the extent only that it does not impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party arising out of this Agreement;
(d)a reference to a person includes any individual, organization, company, corporation, firm, partnership, joint venture, association, state, state agency, institution, foundation or trust (whether or not having a separate legal personality);
(e)a reference to one gender is a reference to all or any genders, and references to the singular include the plural and vice versa;
(f)references to £, GBP or sterling are references to the lawful currency from time to time of the United Kingdom;
(g)references to €, EUR or euro are references to the lawful currency from time to time of the Eurozone;
(h)references to US$, USD or dollars are references to the lawful currency from time to time of the United State of America;
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(i)a reference to an English legal term for a legal document, court, judicial process, action, remedy, legal status, official or any other legal concept or thing is, in respect of a jurisdiction other than England, deemed to be a reference to whatever most closely equates to the English legal term in that jurisdiction;
(j)a reference to including, includes, in particular or any similar expression will be construed as illustrating and does not limit the scope of the meaning of the words preceding it;
(k)a reference to a document in the agreed form is a reference to a document in the form agreed by or on behalf of each party to that document on or before the making of this Agreement; and
(l)a reference to a time of day are references to the time in London, England, and when a point in time occurs and when a period of time begins and ends will be determined with reference to the time in London, England.

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Schedule 2
Warranties
Part AWarranties
1.Right, power, authority and action
Each Party warrants that:
(a)it is on the date of this Agreement properly constituted and incorporated and validly existing under the laws of the jurisdiction of its incorporation;
(b)it has all necessary right, authority, power and capacity to enter into and perform this Agreement and that all necessary actions have been taken to execute, deliver, enter into, and exercise its rights and perform its obligations under this Agreement properly and lawfully; and
(c)its obligations under this Agreement, when executed, constitute obligations binding and enforceable on that Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
2.No approvals
Each Party warrants in relation to itself and each member of its Group that no consent, approval, waiver, registration, consultation or notification is required to be obtained or made by it in connection with the execution, performance or enforceability of this Agreement, except (a) where such consent, approval, waiver, registration, consultation or notification is required in connection with the Conditions or is otherwise expressly set out in this Agreement, or (b) where the failure to obtain or make such consent, approval, waiver, registration, consultation or notification would not have, individually or in the aggregate, a material adverse effect on the warranting Party.
3.No breach
Each Party warrants that neither the entry by it into this Agreement nor the performance by it of any of its obligations under this Agreement will result in a breach of, violate, constitute a default under, or conflict with (as applicable):
(a)a provision in its constitutional documents or the constitutional documents of any other member of its Group; or
(b)a provision in an instrument which is binding on it or any other member of its Group, except where such breach, violation, default or conflict would not have, individually or in the aggregate, a material adverse effect on the warranting Party; or
(c)any order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character, or any material Applicable Law, by which it or any member of its Group is bound or to which it submits.
4.Litigation
Aston Martin warrants that:
(a)neither it nor any member of its Group has any claims outstanding against it or is engaged in, or has within the last 12 months immediately preceding the date of this Agreement been engaged in, any litigation or arbitration or similar proceedings or in any governmental, regulatory or similar investigation or enquiry, which singly or in the aggregate, would be material in the context of its Group taken as a whole, and, so far as it is aware, there are no circumstances known to it which are likely to give rise to any such claim, litigation, proceeding, investigation or enquiry; and
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(b)neither it nor any member of its Group has received notice from any regulator of any ongoing investigation, enquiry, disciplinary proceedings, prohibition, order, penalty or recent censure nor, so far as it is aware, are there any circumstances which are reasonably likely to give rise to such investigation, enquiry, disciplinary proceeding, prohibition, order, penalty or censure, which singly or in the aggregate, would be material in the context of its Group taken as a whole.
5.Winding up, insolvency, etc.
Each Party warrants that in respect of it or (if applicable) any part of its assets or undertaking:
(a)no receiver or administrative receiver has been appointed;
(b)no administration order has been made;
(c)no order for winding up has been made;
(d)no material unsatisfied judgment, order or award of any court is outstanding;
(e)no material distress or execution or other process has been levied;
(f)no arrangement with creditors (within the meaning of applicable insolvency laws) has been made; and
(g)it is not unable to pay its debts as they fall due,
and no circumstances exist which are reasonably likely to give rise to any of the matters listed above.
6.Compliance
Each Party warrants that:
(a)so far as it is aware, no governmental, Regulatory Authority or official investigation or inquiry specifically concerning any member of its Group, or order, decree or judgment, is threatened, in progress, outstanding or pending;
(b)so far as it is aware, it has in the last 18 months dealt with its assets, and conducted its business and corporate affairs, in all material respects, in compliance with:
(i)all applicable material laws and regulations (in the United Kingdom, United States and elsewhere), including (if applicable) the requirements of Euroclear UK and Ireland Limited and the Uncertificated Securities Regulations 2001;
(ii)its constitutional documents;
(iii)each material license, registration and permit issued by a governmental or regulatory body and held by it; and
(iv)any order or judgement of a court or governmental or Regulatory Authority affecting it; and
(c)it is not party to any agreement, arrangement or concerted practice, and is not carrying on any practice, which in whole or in part contravenes or is invalidated by any antitrust, anti-monopoly, fair trading, competition, consumer protection or similar Applicable Law in any jurisdiction in which it has assets or carries on business.
Aston Martin warrants that:
(d)save for the transactions contemplated by this Agreement it is not aware of any non-public fact or circumstance: (i) that, if made public, would or might reasonably be expected to have a significant effect on the market price of the Ordinary Shares or on Aston Martin or on the
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Aston Martin Group taken as a whole, or (ii) which is required by Applicable Law to be disclosed to the public.
7.Ordinary Shares
Aston Martin warrants that:
(a)each Ordinary Share and Consideration Share:
(i)is, or will be when issued, duly authorized, validly issued, fully paid or credited as fully paid and free and clear of all Encumbrances; and
(ii)is not, or will not when issued, have been issued in violation of any statutory pre-emption rights;
(b)each Consideration Share will rank pari passu in all respects with the Ordinary Shares in issue at the date of its allotment and issue and will have the right to receive in full all distributions and dividends declared on the Ordinary Shares after the Allotment Date;
(c)the issue of the Consideration Shares, and the valuation report prepared pursuant to section 593 of the Act to be provided to Lucid in connection therewith, will comply with all Applicable Laws (including the statutory requirements as set out under sections 593-597 of the Act);
(d)the Ordinary Shares are “Participating Securities” in, and have not been suspended from, CREST;
(e)the issued share capital of Aston Martin at the date of this Agreement is 728,074,580 Ordinary Shares;
(f)other than pursuant to an Employees’ Share Scheme or the Warrant Instrument, there are no outstanding securities, warrants, options or other rights convertible into or exchangeable for Ordinary Shares;
(g)save as set out in this Agreement, there are no restrictions on the subsequent transfer of the Consideration Shares; and
(h)subject to Applicable Law, neither Aston Martin nor any member of its Group is prohibited, directly or indirectly, from declaring or paying any dividends on Ordinary Shares or making any other such distributions on Ordinary Shares.
8.Accounts and Interim Statement
Aston Martin warrants that:
(a)the Statutory Accounts have been prepared in accordance and comply with IFRS, the Act and all Applicable Laws in force at the relevant date to which such accounts were first published;
(b)the Statutory Accounts:
(i)give a true and fair view of the state of affairs and financial condition of its Group, and of the results, profit, loss, cash flow and changes in equity of its Group, as at the end of the relevant financial period and for the relevant financial period;
(ii)make proper provision for all liabilities, whether actual, deferred, contingent or disputed, required by IFRS; and
(iii)have been prepared with due care on the basis of preparation set out therein and after due and careful enquiry by Aston Martin and, where applicable, its Group members; and
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(c)the Interim Statement has (except to the extent (if any) disclosed therein):
(i)been prepared in accordance with and complies with the Listing Rules, the Disclosure and Transparency Rules, the Act and all Applicable Laws;
(ii)been prepared in accordance with IFRS on bases consistent, except as stated therein, with the bases on which the Statutory Accounts were prepared;
(iii)been prepared after due and careful enquiry by Aston Martin; and
(iv)presents fairly the state of affairs and financial condition of its Group, and of the results, profit, loss, cash flow and changes in equity of its Group, as at and for the three month period ended 31 March 2023; and
(d)it has established procedures which provide a reasonable basis for the Aston Martin Directors to make proper judgements on an ongoing basis as to the financial position and prospects of the Aston Martin Group.
9.Changes Since Last Accounting Date
Aston Martin warrants that since 31 December 2022:
(a)the business of its Group has been carried on in the ordinary course;
(b)there has been no significant change in the financial or trading position of the Group and there has been no material impairment of any asset of any member of its Group;
(c)there have been no transactions entered into by Aston Martin or any member of its Group which are material in the context of the Group taken as a whole (other than those in the ordinary course of business); and
(d)no change has occurred in the accounting methods, principles or practices applied by a member of its Group.
10.Undisclosed Liabilities
Aston Martin warrants that no member of its Group has any liabilities or obligations of any nature that are material in the context of the Group, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are disclosed in the Statutory Accounts; or (b) liabilities and obligations incurred in the ordinary course of business since 31 December 2022 that have been disclosed in the Aston Martin Public Documents.
11.Compliance with Disclosure Obligations
Aston Martin warrants that each Aston Martin Public Document published or made available after 31 December 2022, as of its date (or, if amended and re-published prior to the date of this Agreement, as of the date of such amendment and re-publication) did not contain any untrue or inaccurate statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
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12.Compliance with Anti-Bribery, Anti-Money Laundering and Sanction Laws
Each Party warrants in relation to itself and each member of its Group:
(a)neither it nor any of its Affiliates, nor, so far as it is aware, any of their respective officers or directors or employees has engaged in any conduct, or given authorization to engage in any conduct, nor has made, or given authorization to make, with respect to its Group, any offer, payment, gift, promise or anything of value, whether directly or indirectly, to or for the use or benefit of any public or government official (including, but not limited to, any individual holding a legislative, administrative, judicial or appointed office, including any individual employed by or acting on behalf of a public agency, a state owned or Controlled entity, a public enterprise, a public international organization or anyone who exercises a public function on behalf of a country) or any political party or political party official or candidate for office, where such conduct, payment, gift, promise or advantage would violate:
(i)the Applicable Law of England (including the Bribery Act 2010);
(ii)the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997 which entered into force on February 15, 1999;
(iii)the United States Foreign Corrupt Practices Act of 1977 (as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998); or
(iv)any other applicable anti-bribery or anti-corruption laws,
(altogether referred to herein as Anti-Bribery Laws);
(b)neither it nor any of its Affiliates, nor, so far as it is aware, any of their respective officers or directors or employees is or has been in the past two years subject to any actual or threatened litigation, legal action, claim, demand, suit, arbitration, investigation, inquiry, hearing, order or other proceedings or administrative act related to any offence or alleged offence under any Anti-Bribery Laws;
(c)neither it nor any of its Affiliates, nor, so far as it is aware, any of their respective officers or directors or employees is or has engaged in, or given authorization to engage in, with respect to its Group, any activity or conduct that has resulted, or will result in, a violation of any applicable money laundering statutes of any jurisdiction in which a member of its Group conducts business, the rules and regulations thereunder and any related or similar applicable rules, regulations or binding guidelines issued, administered or enforced by any Regulatory Authority prohibiting money laundering or terrorism financing, including, but not limited to, 18 U.S.C. §§ 1956 and 1957, the UK Proceeds of Crime Act 2002 and the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017; and
(d)neither it nor any of its Affiliates, nor, so far as it is aware, any of their respective officers or directors or employees is a Sanctioned Person, nor owned or Controlled by a Sanctioned Person.
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13.Circular and Supplementary Circular
Aston Martin warrants that:
(a)the Circular and any Supplementary Circular (if applicable) will, in all material respects, comply with, or will when published comply with the Articles of Association, the Listing Rules, the Disclosure and Transparency Rules, the Act, FSMA, the Market Abuse Regulation, all applicable rules and requirements of the LSE and the FCA, and all other Applicable Laws; and
(b)the Circular and any Supplementary Circular (if applicable) following publication does not and will not contain any untrue or inaccurate statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
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Part BLimitations on Liability
1.No double recovery
Neither Party will be liable in respect of a Warranty Claim to the extent that the loss that is the subject of the Warranty Claim has already been fully recovered in respect of another Warranty Claim or otherwise.
2.Warranties qualified by disclosure
Neither Party is entitled to claim that a fact, matter or circumstance causes a Warranty that is not a Fundamental Warranty to be untrue, inaccurate or misleading, if that fact, matter or circumstance has, in respect of Warranty Claims by Lucid, been fairly disclosed by Aston Martin in the Aston Martin Public Documents or, in respect of Warranty Claims by Aston Martin, by Lucid in the Lucid Public Documents.
3.Knowledge
Where a Warranty is qualified by the expression “so far as it is aware” or a similar expression, the Party giving such Warranty is deemed to have knowledge only of the actual knowledge at the date on which that Warranty is given of:
(a)in the case of Aston Martin, [***]; and
(b)in the case of Lucid, [***].
4.General
Nothing in this Schedule 2 has the effect of limiting or restricting any liability of either Party in respect of a Warranty Claim arising as a result of any fraud or willful misconduct.
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Schedule 3
Consideration Shares Valuation Report

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Schedule 4
Integration Agreement

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Schedule 5
Supply Agreement Terms

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Signatures
This Agreement has been executed by the Extended Parties on the date stated at the beginning of this Agreement, as follows:

SIGNED	)
for and on behalf of	)
ASTON MARTIN LAGONDA GLOBAL HOLDINGS PLC	)

	Signature:	/s/ Doug Lafferty

	Name:	Doug Lafferty

[Implementation Agreement Signature Page]

SIGNED	)
for and on behalf of	)
ATIEVA, INC.	)

	Signature:	/s/ Sherry House

	Name:	Sherry House
Chief Financial Officer
[Implementation Agreement Signature Page]

SIGNED	)
for and on behalf of	)
LUCID GROUP TECHNOLOGIES, LLC, INC.	)

	Signature:	/s/ Sherry House

	Name:	Sherry House
Manager
[Implementation Agreement Signature Page]

SIGNED	)
for and on behalf of	)
LUCID GROUP, INC.	)

	Signature:	/s/ Sherry House

	Name:	Sherry House
Chief Financial Officer

[Implementation Agreement Signature Page]

SIGNED	)
for and on behalf of	)
ASTON MARTIN LAGONDA LIMITED	)

	Signature:	/s/ Doug Lafferty

	Name:	Doug Lafferty

[Implementation Agreement Signature Page]